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                                                                    EXHIBIT 77C

COLUMBIA FUNDS SERIES TRUST I - SEMIANNUAL N-SAR REPORT FOR THE PERIOD ENDING 4/30/13

Columbia California Tax-Exempt Fund
Columbia Connecticut Intermediate Municipal Bond Fund
Columbia Connecticut Tax-Exempt Fund
Columbia Intermediate Municipal Bond Fund
Columbia International Bond Fund
Columbia Massachusetts Intermediate Municipal Bond Fund
Columbia Massachusetts Tax-Exempt Fund
Columbia New York Intermediate Municipal Bond Fund
Columbia New York Tax-Exempt Fund
Columbia Strategic Income Fund

(each a "Fund", together the "Funds")

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ITEM 77C - MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS:

At a Joint Special Meeting of Shareholders held on February 27, 2013, shareholders of the Columbia Connecticut Tax-Exempt Fund and Columbia Massachusetts Tax-Exempt Fund (the "Acquired Funds") each approved an Agreement and Plan of Reorganization (the "Plan") pursuant to which the Acquired Funds will each transfer their assets to Columbia Tax-Exempt Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The Plan was approved by the Acquired Funds, as follows:

COLUMBIA CONNECTICUT TAX-EXEMPT FUND

    VOTES FOR         VOTES AGAINST        ABSTENTIONS       BROKER NON-VOTES
    ---------         -------------        -----------       ----------------
    6,242,100            654,610             184,342                0

COLUMBIA MASSACHUSETTS TAX-EXEMPT FUND

    VOTES FOR         VOTES AGAINST        ABSTENTIONS       BROKER NON-VOTES
    ---------         -------------        -----------       ----------------
    7,856,051            502,602             623,931                0